Exhibit 99.1

The Middleby Corporation Acquires FriFri,
a Leading European Supplier of Frying Systems

ELGIN, Ill.--(BUSINESS WIRE)--The Middleby Corporation (NASDAQ:MIDD) today announced it has acquired the net assets and related business operations of FriFri aro SA from the Franke Group. FriFri is a leading European manufacturer of frying systems. This business, located in La Neuveville, Switzerland, had annual revenues of approximately $10 million in 2007. This acquisition expands Middleby’s platform of cooking equipment designed for the international markets.

“FriFri is a leading brand name in Europe,” commented Chairman and Chief Executive Officer, Selim A. Bassoul. “This acquisition compliments Middleby’s Pitco fryer brand, strengthening our position as a global leader in frying systems. Additionally, this acquisition, combined with the recent acquisitions of Houno, a leading manufacturer of combi-ovens, and Giga Grandi Cucine, a leading manufacturer of ranges, steam cooking equipment and ovens, provides Middleby with a complete platform of European cooking equipment as we continue to expand globally.”

Statements in this press release or otherwise attributable to the Company regarding the Company's business, which are not historical fact, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffman®, CTX®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2007.

Franke is a global supplier of products, services and tailored solutions for food preparation in homes and in the catering sector in the broadest sense. The Franke Group, with its holding domicile in Aarburg, Switzerland, employs around 13,000 people around the world, and is today anchored in 42 countries with over 80 subsidiaries. The two divisions; Franke Kitchen Systems (sinks, extraction hoods, taps, cooking hobs, ovens), and Franke Foodservice Systems (systems and services for quick restaurants) are the global market leaders in their fields of business, with exports to over 100 countries. Further activities of the Franke Group comprise Franke Washroom Systems (washroom and sanitary systems in public and semi-public field), Franke Coffee Systems with a broad product program of fully-automatic, professional and semi-professional coffee machines, Franke Beverage Systems as well as industrial technology. In the year 2007 Franke generated consolidated sales of CHF 3.0 billion.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations,
(847) 429-7756
or
Tim Fitzgerald, Chief Financial Officer,
(847) 429-7744